Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Announces Reinstatement of Share Repurchase Program

Enhances Company’s Capital Management Flexibility

NEW YORK, Nov. 6, 2008 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today announced that it has reinstated its share buyback program, effective Tuesday, Nov. 11, 2008.

Robert B. Pollock, president and chief executive officer, said, “Our first priority is to maintain our solid capital position during a period of unprecedented market volatility. However, we believe the benefit of our diverse specialty business model is not fully reflected in our stock price and remains a compelling driver of shareholder value. Our buyback program will be structured to provide flexibility to respond to changing market conditions. Therefore, we expect to limit potential repurchases to approximately $30 million between November 11, 2008 and January 31, 2009, subject to a meaningful improvement in the credit markets.”

In September 2007, Assurant announced the suspension of its stock buyback program in light of the ongoing SEC Staff’s investigation into certain loss mitigation products. The reinstatement of the stock buyback program does not imply any change in the status of the ongoing SEC Staff’s investigation, nor can the company predict the potential outcome of the investigation. The reinstatement of the stock buyback program, which has a remaining authorization of $201 million aggregate repurchase amount, may utilize open market and/or private transactions. The amount and timing of the repurchases will depend upon market conditions.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $8 billion in annual revenue. Assurant has approximately 14,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

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